EXHIBIT 99.1

FOR IMMEDIATE RELEASE: January 25, 2007

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Signs Definitive Agreement with International Truck and Engine Corporation for

Chassis Manufacturing Joint Venture

COBURG, OREGON – January 25, 2007 – Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today announced it has signed a definitive agreement to form a joint venture with International Truck and Engine Corporation to manufacture rear engine diesel chassis.

Under the joint venture agreement, Monaco Coach Corporation and International will own 49 percent and 51 percent, respectively, of the newly formed company called Custom Chassis Products, LLC.  Initial plans call for the joint venture to manufacture more than 5,000 diesel chassis in the first year.

“The opportunity to team up our best-in-class chassis with the resources of International Truck and Engine will allow Monaco Coach to fine tune what we are already building and grow our business with additional one-of-a kind chassis designs,” said Kay Toolson, Chairman and CEO of Monaco Coach Corporation.

Tom Cellitti, Vice President and General Manager of Medium Vehicle Center for International Truck and Engine, stated, “This exciting development further strengthens International’s commitment and capabilities within the RV market.  The acquisition of Workhorse in late 2005, coupled with this announcement, positions the company as a true full line supplier of chassis to the RV market.”

The transaction, which will be subject to customary closing conditions, is expected to close in February, and will be immediately accretive to Monaco Coach Corporation.  The joint venture will begin production in February, and Monaco Coach Corporation will lease its 210,000 square foot Roadmaster chassis plant, located in Elkhart, Ind. to the joint venture.

About International Truck and Engine Corporation

International Truck and Engine Corporation produces IC brand school buses, school bus chassis, mid-range diesel engines, International brand medium and heavy trucks, and severe service vehicles. International also provides parts and service sold under the International® brand. International is a subsidiary of Navistar International Corporation (NYSE: NAV). For additional information call Roy Wiley 630-753-2627.

About Monaco Coach Corporation

Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 6,000 people. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names. Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind., and Wildwood, Fla.

Ranked as the number one manufacturer of diesel powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests. Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding Monaco Coach Corporation’s expectations with regard to the joint venture, including the anticipated closing and commencement of production, production expectations, and the immediate accretive nature of the transaction to Monaco Coach Corporation, are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including failure of the joint venture to achieve anticipated production volumes and/or cost savings and failure of the parties to satisfy one or more closing conditions and to close the transaction.

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